Exhibit 5.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

December 3, 2007

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to James River Coal Company, a Virginia corporation (the “Company”), in connection with the issuance of 5,175,000 shares of Common Stock of the Company, par value $0.01 per share (the “Shares”), pursuant to an Underwriting Agreement, dated as of November 27, 2007 (the “Underwriting Agreement”), between the Company and UBS Securities LLC.  The Shares will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-143563), as filed with the Securities and Exchange Commission on June 7, 2007, as amended (at the time it became effective, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus dated June 25, 2007 and prospectus supplement dated November 27, 2007 (collectively, the “Prospectus”).

We have examined the Registration Statement, the Prospectus, documents and records of the Company and other documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion.  In our examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K in connection with the Underwriting Agreement, incorporated by reference into the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Sincerely, KILPATRICK STOCKTON LLP /s/ David A. Stockton David A. Stockton, a Partner